Exhibit 99.1
For Release on May 5, 2015
TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES FIRST QUARTER 2015 FINANCIAL RESULTS
New York, NY - May 5, 2015 - Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), one of the leading owners and operators of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs,” “Boston Sports Clubs,” “Washington Sports Clubs”, “Philadelphia Sports Clubs” and "BFX Studio" announced its results for the first quarter ended March 31, 2015.
First Quarter Overview:

•	Total member count increased 21,000 to 505,000 during Q1 2015 compared to a decrease of 1,000 in Q1 2014.

•	Membership monthly attrition averaged 3.7% per month in Q1 2015 compared to 3.5% per month in Q1 2014.

•	Revenue was $111.4 million in Q1 2015, a decrease of 3.9% compared to Q1 2014.

•	Comparable club revenue decreased 3.5% in Q1 2015 compared to a decrease of 4.7% in Q1 2014.

•	Adjusted EBITDA was $6.8 million in Q1 2015 compared to $14.1 million in Q1 2014 (Refer to the reconciliation below).

•
Net loss was $12.8 million in Q1 2015, which included a non-cash fixed asset impairment charge of $1.1 million and a separation accrual related to our former Executive Chairman of $1.3 million. These charges did not have any tax effect due to the impact of the Company's tax valuation allowance in Q1 2015. This compares to net loss of $3.5 million in Q1 2014, which included a non-cash fixed asset and goodwill impairment charge of $3.8 million ($2.1 million, net of taxes).

•
Loss per share was $0.52 in Q1 2015, which included loss per share of $0.05 for a non-cash fixed asset impairment charge and $0.05 for a separation accrual related to our former Executive Chairman. Loss per share in Q1 2014 was $0.15, which included loss per share of $0.09 for a non-cash fixed asset and goodwill impairment charge.

•
Cash collected for fees paid at the time of member enrollment in Q1 2015 increased $8.4 million from the prior-year period related to an increase in these join fees per membership as well as an increase in memberships sold. Our cash position was $110.8 million for a net debt level of $196.7 million compared to a net debt level of $214.8 million as of December 31, 2014.

Dan Gallagher, Chief Executive Officer of TSI, commented: “We added 21,000 members in the first quarter of 2015, a direct result of our HVLP conversion strategy.  While this was our largest membership increase in at least five years, we continue to learn and make tactical adjustments to maximize the membership potential of this strategy. Our HVLP conversion process is now complete with 124 clubs operating under the HVLP umbrella and the remaining clubs are not planned to be converted and will principally comprise of our passport-only model.  This has been a major initiative made possible by the significant efforts of the entire team and with the conversions now behind us, our focus is on improving our member experience while we increase memberships and drive efficiencies.”

Mr. Gallagher continued: “In March we welcomed new members to our Board, who had been designated by our largest shareholders.  Our new Board members have been reviewing our business and current strategies as part of our on-going strategic review process, which is currently focused on strategies for improving our clubs, leveraging the HVLP model and seeking efficiencies to maximize profitability.”

First Quarter Ended March 31, 2015 Financial Results:
Revenue (in thousands):

	Quarter Ended March 31,
	2015		2014
	Revenue	% Revenue	Revenue	% Revenue	% Variance
Membership dues	$82,467	74.0%	$88,636	76.5%	(7.0)%
Initiation and processing fees	3,394	3.1%	3,209	2.8%	5.8%
Membership revenue	85,861	77.1%	91,845	79.3%	(6.5)%
Personal training revenue	18,321	16.4%	16,910	14.6%	8.3%
Other ancillary club revenue	5,706	5.1%	5,725	4.9%	(0.3)%
Ancillary club revenue	24,027	21.5%	22,635	19.5%	6.1%
Fees and other revenue	1,536	1.4%	1,423	1.2%	7.9%
Total revenue	$111,424	100.0%	$115,903	100.0%	(3.9)%
Total revenue for Q1 2015 decreased $4.5 million, or 3.9%, compared to Q1 2014, primarily due to the member loss in 2014 and the lower average dues associated with the implementation of our HVLP strategy. The HVLP clubs are expected to experience revenue pressure in the near-term. The effect of existing members opting for lower dues and new members enrolling at lower rates have not been offset by an increase in membership sales volume. However, we expect to attract additional new members at each of our clubs through this strategy in the long-term. As a result of the HVLP implementation, our total member count increased 21,000 to 505,000 in Q1 2015 compared to a decrease of 1,000 members in the same quarter last year. We believe this strategy will increase market share for our brands in the long-term from the increased membership sales volume.
Operating expenses (in thousands):

	Quarter Ended March 31,
	2015	2014	$ Variance	% Variance
Payroll and related	$46,860	$44,573	$2,287	5.1%
Club operating	51,285	49,595	1,690	3.4%
General and administrative	8,409	8,281	128	1.5%
Depreciation and amortization	11,674	11,798	(124)	(1.1)%
Impairment of fixed assets	1,137	3,623	(2,486)	(68.6)%
Impairment of goodwill	—	137	(137)	(100.0)%
Total operating expenses	$119,365	$118,007	$1,358	1.2%
Total operating expenses for Q1 2015 increased $1.4 million, or 1.2%, compared to Q1 2014. Operating expenses increased in 2015 including increased costs of $2.2 million related to our newly opened clubs and BFX Studio locations, and a $1.3 million separation accrual related to our former Executive Chairman. These increases were offset by a decrease in fixed asset and goodwill impairment charges of $2.6 million and a decrease in expenses of $2.5 million related to our closed clubs. Separate from these items, operating expenses increased $3.0 million primarily reflecting increased marketing expenses of $2.9 million due to the conversion to the HVLP pricing strategy and $809,000 of increased occupancy expenses at our mature clubs, offset by a decline in utilities expense of $1.0 million.
Payroll and related. Payroll and related expenses increased $2.3 million, or 5.1%, in Q1 2015 compared to the same prior-year period. The payroll expenses increase included a $1.3 million separation accrual related to our former Executive Chairman in 2015. Separate from this item, payroll and related expenses increased $1.0 million, primarily driven by increased payroll expenses of $506,000 from personal training which was directly related to higher personal training revenue.  In addition, we had $1.4 million of payroll expenses related to higher wages and hours for membership consultants and front desk staffing associated with the conversion of HVLP clubs and minimum wage increases, offset by lower commissions of $900,000.

Club Operating. Club operating expenses increased $1.7 million, or 3.4%, in Q1 2015 compared to the same prior-year period, primarily reflecting increased advertising spend related to the introduction of our new HVLP pricing strategy at many of our locations and increased rent and occupancy expenses, partially offset by decreased utilities expenses.
General and administrative. General and administrative expenses increased $128,000, or 1.5%, in Q1 2015 compared to the same period last year. Included in this increase is $200,000 associated with stock awards granted to the new members of the Board of Directors and $385,000 related to legal and other costs in connection with a proxy contest and related settlement. Separate from these non-comparable items, general and administrative expenses decreased $457,000, or 5.5%, primarily reflecting decreases in general liability insurance expense of $245,000 and other cost savings.
Investing Activities Outlook:
For the year ending December 31, 2015, we currently plan to invest $30.0 million to $34.0 million in capital expenditures. This amount includes approximately $7.0 million to $8.0 million related to planned 2015 openings, including one club and one BFX Studio location that both opened in mid-March, and two future BFX Studio locations. Total capital expenditures also includes approximately $16.0 million to $18.0 million to continue enhancing or upgrading existing clubs and approximately $4.0 million to $5.0 million principally related to major renovations at certain clubs. We also expect to invest approximately $3.0 million to continue to enhance our management information and communication systems. We expect these capital expenditures to be funded by cash flow from operations and available cash on hand.
Forward-Looking Statements:
This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements under the caption “Investing Activities Outlook”, statements regarding future financial results and performance, potential sales revenue, potential club closures, HVLP conversions, our strategic review process, and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “approximately”, “predicts”, “intends”, “plans”, “estimates”, “anticipates”, “target”, “could” or the negative version of these words or other comparable words. These statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the success of our HVLP strategy, the geographic concentration of the Company’s clubs, competitive pressure, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, outsourcing of certain aspects of our business, environmental matters, the application of Federal and state tax laws and regulations, any security and privacy breaches involving customer data, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is one of the leading owners and operators of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 158 fitness clubs as of March 31, 2015, comprising 108 New York Sports Clubs, 29 Boston Sports Clubs, 13 Washington Sports Clubs (two of which are partly-owned), five Philadelphia Sports Clubs, and three clubs located in Switzerland, and two BFX Studio. These clubs collectively served approximately 505,000 members as of March 31, 2015. For more information on TSI, visit
http://www.mysportsclubs.com.

The Company will hold a conference call on Tuesday, May 5, 2015 at 4:30 PM (Eastern) to discuss the first quarter results. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Web site at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Web site on May 6, 2015.

From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alerts” section at http://www.mysportsclubs.com.

Town Sports International Holdings, Inc., New York
Contact Information:

Investor Contact:
(212) 246-6700 extension 1650
Investor.relations@town-sports.com

or

ICR, Inc.
Joseph Teklits / Farah Soi
(203) 682-8200
farah.soi@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2015 and December 31, 2014
(All figures in thousands)
(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$110,822	$93,452
Accounts receivable, net	3,922	3,656
Inventory	310	573
Deferred tax assets	2,080	724
Prepaid corporate income taxes	11,499	11,588
Prepaid expenses and other current assets	13,574	12,893
Total current assets	142,207	122,886
Fixed assets, net	226,726	233,644
Goodwill	32,621	32,593
Intangible assets, net	272	394
Deferred membership costs	6,920	7,396
Other assets	13,310	12,920
Total assets	$422,056	$409,833
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$3,114	$3,114
Accounts payable	8,717	2,873
Accrued expenses	29,215	26,702
Accrued interest	294	376
Dividends payable	487	291
Deferred revenue	48,628	36,950
Deferred tax liabilities	19	300
Total current liabilities	90,474	70,606
Long-term debt	296,299	296,757
Building financing arrangement	83,900	83,400
Dividends payable	176	211
Deferred lease liabilities	54,223	53,847
Deferred tax liabilities	13,705	11,999
Deferred revenue	4,345	2,455
Other liabilities	9,983	8,642
Total liabilities	553,105	527,917
Stockholders’ deficit:
Common stock	24	24
Additional paid-in capital	(9,202)	(10,055)
Accumulated other comprehensive (loss) income	(423)	395
Accumulated deficit	(121,448)	(108,448)
Total stockholders’ deficit	(131,049)	(118,084)
Total liabilities and stockholders’ deficit	$422,056	$409,833

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months ended March 31, 2015 and 2014
(All figures in thousands except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
Club operations	$109,888	$114,480
Fees and other	1,536	1,423
	111,424	115,903
Operating Expenses:
Payroll and related	46,860	44,573
Club operating	51,285	49,595
General and administrative	8,409	8,281
Depreciation and amortization	11,674	11,798
Impairment of fixed assets	1,137	3,623
Impairment of goodwill	—	137
	119,365	118,007
Operating loss	(7,941)	(2,104)
Interest expense	5,170	4,711
Equity in the earnings of investees and rental income	(611)	(601)
Loss before provision (benefit) for corporate income taxes	(12,500)	(6,214)
Provision (benefit) for corporate income taxes	264	(2,699)
Net loss	$(12,764)	$(3,515)

Basic and diluted loss per share	$(0.52)	$(0.15)

Weighted average number of shares used in calculating loss per share	24,415,520	24,160,443

Dividends declared per common share	$—	$0.16

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the three months ended March 31, 2015 and 2014
(All figures in thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(12,764)	$(3,515)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	11,674	11,798
Impairment of fixed assets	1,137	3,623
Impairment of goodwill	—	137
Amortization of debt discount	320	323
Amortization of debt issuance costs	196	272
Amortization of building financing costs	32	—
Non-cash rental income, net of non-cash rental expense	(621)	(645)
Share-based compensation expense	837	659
Net change in deferred taxes	69	(3,030)
Net change in certain operating assets and liabilities	25,469	4,187
Decrease in membership costs	476	152
Landlord contributions to tenant improvements	148	125
(Decrease) increase in insurance reserves	(1,848)	166
Other	352	146
Total adjustments	38,241	17,913
Net cash provided by operating activities	25,477	14,398
Cash flows from investing activities:
Capital expenditures	(6,383)	(7,185)
Change in restricted cash	(1,100)	—
Net cash used in investing activities	(7,483)	(7,185)
Cash flows from financing activities:
Proceeds from building financing arrangement	500	—
Principal payments on 2013 Term Loan Facility	(778)	(812)
Debt issuance costs	(350)	—
Cash dividends paid	(76)	(3,845)
Proceeds from stock option exercises	16	3
Net cash used in financing activities	(688)	(4,654)
Effect of exchange rate changes on cash	64	17
Net increase in cash and cash equivalents	17,370	2,576
Cash and cash equivalents beginning of period	93,452	73,598
Cash and cash equivalents end of period	$110,822	$76,174
Summary of the change in certain operating assets and liabilities:
Increase in accounts receivable	$(550)	$(455)
Decrease (increase) in inventory	266	(86)
Decrease in prepaid expenses and other current assets	1,337	1,010
Increase (decrease) in accounts payable, accrued expenses and accrued interest	10,738	(4,596)
Change in prepaid corporate income taxes and corporate income taxes payable	110	208
Increase in deferred revenue	13,568	8,106
Net change in certain working capital components	$25,469	$4,187

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
For the three months ended March 31, 2015 and 2014
(All figures in thousands)
(Unaudited)

	Quarter Ended March 31,
	2015	2014
Net loss	$(12,764)	$(3,515)
Interest expense, net of interest income	5,170	4,711
Provision (benefit) for corporate income taxes	264	(2,699)
Depreciation and amortization	11,674	11,798
EBITDA	4,344	10,295
Impairment of fixed assets	1,137	3,623
Impairment of goodwill	—	137
Non-cash rental income from former tenant (1)	(492)	—
Rent related to building financing arrangement (2)	(188)	—
Stock awards granted to the new members of the Board of Directors	200	—
Legal and other costs in connection with a proxy contest and related settlement	385	—
Club closure expenses	154	—
Separation accrual related to our former Executive Chairman	1,308	—
Adjusted EBITDA	$6,848	$14,055

(1)	In connection with the East 86th Street building financing arrangement, we continue to record non-cash rental income from our former tenant.

(2)	Rent paid in connection with our club at the East 86th Street property is recorded as interest expense on the consolidated statement of operations.

Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
EBITDA consists of net income (loss) plus interest expense (net of interest income), provision (benefit) for corporate income taxes, and depreciation and amortization. Adjusted EBITDA is the Company’s EBITDA excluding certain items, such as any fixed asset or goodwill impairments, rental income from former tenant, rent related to building financing arrangement and loss on extinguishment of debt. In the case of Q1 2015, Adjusted EBITDA also excludes stock awards granted to the new members of the Board of Directors, legal and other costs in connection with a proxy contest and related settlement, club closure expenses, and separation accrual related to our former Executive Chairman. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.
EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or other cash flow data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income and operating income, are significant and must be considered in performing a comprehensive assessment of our performance.
EBITDA excludes, among other items, the effect of depreciation and amortization, which is a significant component of our reported GAAP data. Depreciation and amortization, which is a non-cash item, totaled $11.7 million in the quarter ended March 31, 2015. Although a premise underlying depreciation and amortization is that it will be reinvested in our business to restore, replenish or purchase property, equipment and other related assets, the funds represented by depreciation and amortization could, in the Company’s discretion, be utilized for other purposes (e.g., debt service). Accordingly, EBITDA may be useful as a supplemental measure to GAAP financial data for assessing our performance.
Investors or prospective investors in the Company regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which the Company’s management and board of directors analyze our performance. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.
Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.
The purposes to which EBITDA may be used by investors, and is used by our management and board of directors, include the following:

•	The Company is required to comply with financial covenants and borrowing limitations that are based on variations of EBITDA as defined in our 2013 Senior Credit Facility, as amended.

•
Our discussions with prospective lenders and investors in recent years, including in relation to our 2013 Senior Credit Facility, have confirmed the importance of EBITDA in their decision-making processes relating to the making of loans to us or investing in our debt securities.

•	The Company uses EBITDA as a key factor in determining annual incentive bonuses for executive officers (as discussed in our proxy statement).

•	The Company considers EBITDA to be a useful supplemental measure to GAAP financial data because it provides a performance measure to assess results without regard to capital structure and taxes.

•	Quarterly, equity analysts who follow our company often report on our EBITDA with respect to valuation commentary.
Adjusted EBITDA has similar uses and limitations as EBITDA. We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our performance.